EXHIBIT 21-1

THE NAVIGATORS GROUP, INC.
AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2004

Name	Jurisdiction in which organized
Navigators Insurance Company	New York
NIC Insurance Company	New York
Navigators Management Company, Inc.	New York
Navigators Insurance Services of Texas, Inc.	Texas
Navigators Special Risk, Inc.	Texas
Navigators California Insurance Services, Inc.	California
Navigators Insurance Services of Washington, Inc.	Washington
Navigators Management (UK) Ltd.	United Kingdom
Navigators Corporate Underwriters Ltd.	United Kingdom
Navigators Holdings (UK) Ltd.	United Kingdom
Navigators Underwriting Agency Ltd.	United Kingdom
Millennium Underwriting Ltd.	United Kingdom
Navigators Underwriting Limited	United Kingdom
Navigators NV	Belgium